Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

GLOBAL PAYMENTS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Debt	4.950% Senior Notes due 2027	457(r)(1)	$500,000,000	99.923%	$499,615,000	$92.70 per $1 million	$46,314.31

	Debt	5.300% Senior Notes due 2029	457(r)(1)	$500,000,000	99.949%	$499,745,000	$92.70 per $1 million	$46,326.36

	Debt	5.400% Senior Notes due 2032	457(r)(1)	$750,000,000	99.833%	$748,747,500	$92.70 per $1 million	$69,408.89

	Debt	5.950% Senior Notes due 2052	457(r)(1)	$750,000,000	99.558%	$746,685,000	$92.70 per $1 million	$69,217.70

	Total Offering Amounts					$2,494,792,500		$231,267.26

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$231,267.26

(1)	The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of that offering is $2,500,000,000.